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                                   EXHIBIT 99A

                               CCFNB BANCORP, INC.
                      COLUMBIA COUNTY FARMERS NATIONAL BANK

                         CHARTER OF THE AUDIT COMMITTEE
                              AS OF APRIL 30, 2003

OBJECTIVE

The objective of the Audit Committee is to assist the full Board of Directors in fulfilling its fiduciary responsibilities. The Audit Committee is responsible for evaluating the Bank's compliance with laws, regulations, policies and procedures, and determining that the Bank has adequate administrative, operating and internal accounting controls. In addition, the Audit Committee is responsible for providing reasonable assurance regarding the integrity of financial and other data used by the Board of Directors.

RESPONSIBILITIES

The Audit Committee is responsible for:

         - Reviewing published Bank financial statements and the annual Report for accuracy, timeliness, and appropriate financial statement disclosures.

         - Reviewing the adequacy and effectiveness of key accounting and financial policies, including any significant changes thereto.

         - Evaluating security for computer systems, facilities, and backup systems.

         - Determining that no restrictions are imposed upon the audit scope that would hinder independence of the audit function.

         - Evaluating responses by management to audit findings and reports.

         -        Monitoring management implementation of audit recommendations.

         - Assessing the impact of new accounting principles or policies promulgated by the accounting profession or proposed by Bank personnel.

         - Overseeing the investigation of conflicts of interest and unethical conduct.

         - Facilitating communication among the Board of Directors, the Bank's external auditors, internal auditors, the Office of the Comptroller of the Currency and the Federal Reserve System.

         - Reviewing and approving annual audit plans of the external and internal auditors.

         - Ensuring the receipt from the external and internal auditors of a formal written statement delineating all relationships between the auditor and the Bank. Also, actively engages in a dialogue with the auditor with response to any disclosed relationships or services that may impact the objectivity and independence of the auditor, and to take appropriate action to ensure the independence of the outside auditors.

         - Requiring the external and internal auditor to discuss with the audit committee the auditors judgments about the quality, not just acceptability, of the Bank's accounting principles applied in its financial reporting. Also, recommends that outside auditors discuss the clarity of the company's disclosures.

         - Requiring a disclosure to shareholders to disclose whether the audit committee:

                           1. discussed with management the quality of the accounting principles and significant judgments affecting the company's financial statements;

                           2. discussed with the outside and internal auditor the auditors assessment of the quality of management's accounting principles and judgments;

                           3. discussed among themselves, without the presence of management or the outside or internal auditor, the information from (1) and (2); and

                           4. believes that the company's financial statements are fairly presented in conformity with GAAP.

The above responsibilities of the Audit Committee will be discharged through review of audit reports and discussions with external auditors, as well as Bank management.

ADMINISTRATIVE

         - The Audit Committee will consist of at least two Board members and a Chairperson designated by the Board. The process of appointing members to the Audit Committee will provide a level of service continuity.

         - Each committee member shall be independent according to the specified criteria in Section 301 of the Sarbanes-Oxley Act of 2002.

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         -        The Audit Committee members will be directly responsible for the appointment, compensation, retention, and oversight of the issuer's outside and internal auditors, and the outside and internal auditors must report directly to the Audit Committee.

         - The Audit Committee will establish procedures for handling anonymous complaints regarding accounting, internal controls and auditing matters.

         - The Audit Committee will have the authority to engage independent counsel and other advisors.

         -        CCFNB will provide appropriate funding for the Audit
                  Committee.

         - The Audit Committee will meet at least four times a year and will have the opportunity to meet in executive session with external and internal auditors at least annually. Furthermore, the Committee has the authority to call additional meetings and has the ability to communicate with Senior Management between regularly scheduled meetings, as deemed necessary.

         - Written minutes shall be prepared for each meeting and distributed to the full Board of Directors.

         - Require disclosure to shareholders of whether the Audit Committee has adopted a written charter, and if so, whether the committee has satisfied its responsibilities during the prior year in compliance with the charter. The charter should be disclosed at least triennially in the annual report and in the next annual report after any significant amendments are made to the charter.

         - This charter will be reviewed and approved at least annually by the Audit Committee. The Audit Committee Charter also will be reviewed and approved by the Board of Directors on an annual basis.